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                                                                       Exhibit 5

                                October 9, 1996



Imperial Credit Industries, Inc.
23550 Hawthorne Boulevard
Building One, Suite 110
Torrance, CA 90505

            Re:  Registration of Stock Plan

Gentlemen:

As counsel for Imperial Credit Industries, Inc., (the "Company"), we have participated in the preparation of the Registration Statement which is to be filed on Form S-8 under the Securities Act of 1933, as amended, relating to the offering of up to 1,500,000 shares of the Company's Common Stock (the "Shares") issuable upon the exercise of stock options granted to certain executive officers, employees and directors of the Company pursuant to the 1996 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan"). We have also examined the proceedings taken and the instruments executed in connection with the issuance of the Shares.

     It is our opinion that, when issued pursuant to the exercise of options under the Plan, as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ Freshman, Marantz, Orlanski,
                                       Cooper & Klein


                                    FRESHMAN, MARANTZ, ORLANSKI,
                                    COOPER & KLEIN
                                    a professional corporation